Exhibit 31.2

I, Steven M. Noreika, Chief Financial Officer of Fifth Street Finance Corp., certify that:

1. I have reviewed this annual report on Form 10-K/A for the year ended September 30, 2016 of Fifth Street Senior Floating Rate Corp.; and

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Dated this 30th day of January, 2017.

By:	/s/ Steven M. Noreika
Steven M. Noreika
Chief Financial Officer